Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement (Form S-8 No: 333-25657) of Unidigital, Inc. and in the related Prospectus of our report dated December 3, 1999, with respect to the consolidated financial statements and schedule of Unidigital, Inc. included in this Annual Report (Form 10-K) for the year ended August 31, 1999.



                                                          Ernst & Young LLP


December 13, 1999
New York, New York